Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of GEN Restaurant Group, Inc. on Form S-8 (File No. 333-273260) of our report dated March 6, 2024, with respect to our audits of the consolidated financial statements of GEN Restaurant Group, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of GEN Restaurant Group, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

March 6, 2024